Morgan Stanley - US Financials, Payments, & CRE Conference Jon Witter, CEO June 12, 2023 Exhibit 99.1

2 Forward-Looking Statements and Disclaimer Cautionary Note Regarding Forward-Looking Statements The following information is current as of April 26, 2023 (unless otherwise noted) and should be read in connection with the press release of SLM Corporation (the “Company”) announcing its financial results for the quarter ended March 31, 2023, the Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on April 26, 2023, and subsequent reports filed with the SEC. This Presentation contains “forward-looking” statements and information based on management’s current expectations as of the date of this Presentation. Statements that are not historical facts, including statements about the Company’s beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements. This includes, but is not limited to: statements regarding future developments surrounding COVID-19 or any other pandemic, including, without limitation, statements regarding the potential impact of COVID-19 or any other pandemic on the Company’s business, results of operations, financial condition, and/or cash flows; the Company’s expectation and ability to pay a quarterly cash dividend on its common stock in the future, subject to the determination by the Company’s Board of Directors, and based on an evaluation of the Company’s earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks, and uncertainties; the Company’s 2023 guidance; the Company’s three-year horizon outlook; the Company’s expectation and ability to execute loan sales and share repurchases; the Company’s projections regarding originations, net charge-offs, non-interest expenses, earnings, balance sheet position, and other metrics; any estimates related to accounting standard changes; and any estimates related to the impact of credit administration practices changes, including the results of simulations or other behavioral observations. Forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 (filed with the SEC on Feb. 23, 2023) and subsequent filings with the SEC; the societal, business, and legislative/regulatory impact of pandemics and other public heath crises; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking, and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates, including any regarding the measurement of the Company’s allowance for credit losses and the related provision expense; any adverse outcomes in any significant litigation to which the Company or any subsidiary is a party; credit risk associated with the Company’s (or any subsidiary's) exposure to third parties, including counterparties to the Company’s (or any subsidiary's) derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; cybersecurity incidents, cyberattacks, and other failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting programs and the adverse effects of such initiatives on the Company’s business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of earning assets versus funding arrangements; rates of prepayments on the loans owned by the Company and its subsidiaries; changes in general economic conditions and the Company’s ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the Company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this Presentation are qualified by these cautionary statements and are made only as of the date of this Presentation. The Company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations. The Company reports financial results on a GAAP basis and also provides certain non-GAAP “Core Earnings” performance measures. The difference between the Company’s non-GAAP “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-fair value gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in non-GAAP “Core Earnings” results. The Company provides non-GAAP “Core Earnings” because it is one of several measures management uses when making management decisions regarding the Company’s performance and the allocation of corporate resources. The Company’s non-GAAP “Core Earnings” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Non-GAAP ‘Core Earnings’” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, for a further discussion and the “Non-GAAP ’Core Earnings’ to GAAP Reconciliation” table in this Presentation for a complete reconciliation between GAAP net income and non-GAAP “Core Earnings”.

3 Sallie Mae is an Outstanding Franchise Sallie Mae is the market-leading brand for private education loans driven by brand recognition, rigorous underwriting methodology and industry- leading customer service. Top ranked and highly recognized brand Industry leading and award-winning technologies Well funded with sufficient liquidity, capital, and loan loss reserves 58% Market share of full private student lending marketplace1 30% Return on Common Equity* 89% Cosigner Rate* 746 Average FICO at Approval* 2.11% Annualized Net Charge-offs as a percentage of Avg. Loans23 in Repayment* * Metrics as of Q1 2023, unless otherwise noted. 2,100+ actively managed university relationships across the U.S.2 Largest salesforce in the industry Appears on 96% of preferred lender lists2 5-6% Annual Private Education Loan Originations Growth projected in 20233

4 Balance Sheet & Capital Allocation • Paid common stock dividend of $0.11 per share in Q1 2023. • Sallie Mae Bank remains well capitalized with 13.3% Total risk-based capital ratio and CET1 capital ratio of 12.0%. • On May 3, 2023, the company sold approximately $2.0 billion of its private education loans, including approximately $1.9 billion of principal and approximately $136 million in capitalized interest, to an unaffiliated third party. The gain on sale will be recognized in the Q2 2023 consolidated statements of income. Revenue • GAAP Net Income attributable to common stock of $114 million in Q1 2023 driven by strong NIM and better than expected credit performance, compared to Net Income attributable to common stock of $128 million in Q1 2022. • Q1 2023 GAAP diluted earnings per common share of $0.47 vs. $0.45 in Q1 2022. • Net Interest Margin for the first quarter of 2023 increased 41 basis points, from 5.29% in the first quarter of 2022, to 5.70%. Total Operating Expenses • Total operating expenses of $155 million in Q1 2023, which is 17% higher than the year-ago quarter. • Increase attributed to reorganizational costs, FDIC assessment fees, volume increases in our originations, servicing and collections operations, and our absorption of the effects of the current inflationary environment. 1st Quarter 2023 Highlights

5 Actual 2019 87% 58% 746 2020 86% 60% 749 2021 86% 59% 750 Private Education Loan Originations13 – Strong Start to 2023 • First quarter 2023 originations at $2.4 billion, 12% higher than the year-ago period. • Q1 2023 originations marked our highest level of originations in the company’s history. • Full year 2022 market share increased 90 bps compared to full year 2021 and represents 58% of the full private student lending marketplace.1 Forecast 2022 86% 57% 747 Q1 2023 89% 56% 746 Q1 2022 88% 57% 748 % Cosigned % In School Payment Average FICO at Approval9 $5,625 $5,321 $5,423 $5,975 $2,441 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $ in m ill io ns (5%) 2% 12% 10% $2,189 Q1 6

6 Credit Performance • Q1 2023 net charge-offs for Private Education Loans totaled $83 million. • Q1 2023 Private Education Loans delinquent 30+ days were 3.40% of loans in repayment, an improvement from both Q4 2022 as well as the year-ago quarter. • For Q1 2023, we saw the lowest entry rate into delinquency since Q1 2022, and in March 2023, the lowest roll to default rate in over a year. • Increase in loss mitigation program usage from Q4 2022. • Agent effectiveness continues to improve as agent tenure increases. • Private Education Loans in forbearance were 1.4% at the end of the quarter. Key Credit Metrics for Q1 2023 Funding & Liquidity • Sallie Mae Bank ended the first quarter of 2023 with liquidity of 19.7% of total assets, compared to 17.2% in the year-ago quarter. • Marketable securities make up a portion of our liquidity sources. As of 3/31/2023, our unrealized losses on that portfolio total $155 million. Realizing those losses would result in a regulatory capital charge of approximately 50 basis points. • Our deposit portfolio has been very stable, with balances at the end of Q1 2023 slightly higher than at the end of Q4 2022 and Q1 2022. • At the end of Q1 2023, our uninsured deposits made up only 2% of our deposit base. • During Q1 2023, we executed an ABS funding transaction at spreads that came in about 23 basis points better than our previous transaction completed in 2022. Strong Liquidity Position

Higher Education Value Proposition Remains Attractive[4]


Other
$12B
Federal Loans
$79B
Private
Education Loans
$11B
Grants
$140B
Total
$483B
Family
Contribution
$241B

Higher Education Spend
(Academic Year 2021-2022)

Expanding Addressable Market

- Private Education Loans represent 2-3% of the overall spend in higher education annually.
- Total spend on higher education grows ~2% annually, while Sallie Mae Private Education Loans growth expanded from 4% - 10% from 2021 to 2022, increasing private education loan market share by 90bps.

Strong Strategic Execution

- Over the past 8 years, the 25–29-year-old population with a bachelor's degree or higher has increased an average of 0.6% per year.[15]
- 55% of students graduated with student loans in AY 2020-2021[14]
- Of the 55% of bachelor's degree recipients that graduated with student loans, the average debt amount was $29,400. [14]

Higher Education is Valuable

- The median income of recent college graduates was $52,000 in 2021, 73% higher than the median income of people with high school diploma only.[16]

7

8As of 3/31/23 Customer FICO at Original Approval6 High Quality Private Education Loan Portfolio Smart Option Payment TypeOriginations Vintage Portfolio Interest Rate Type Fixed 58% Variable 42% <700 22% 700-739 26%740-780 24% 780+ 28% Pre 2014 3% 2014 3% 2015 5% 2016 5% 2017 6% 2018 7% 2019 10% 2020 11% 2021 20% 2022 26% 2023 4% Deferred 47% Fixed 34% Interest Only 19% Loans $21.9B Weighted Avg. FICO 744 Loans $19.5BLoans $21.9B

9 Conservative Funding Optimizes Net Interest Margin As of 3/31/2023 Long-Term Funding • Outstanding borrowings consist of unsecured debt and secured borrowings issued through our term asset- backed securitization program, totaling $1 billion and $4.5 billion, respectively, as of March 31, 2023. Deposits • Our total deposits of $21.8 billion were comprised of $10.3 billion in brokered deposits and $11.5 billion in retail and other deposits at March 31, 2023. • Interest-bearing deposits consist of retail and brokered non-maturity savings deposits, retail and brokered non- maturity money market deposits, and retail and brokered certificates of deposit. Also included are deposits from Educational 529 and Health Savings plans that diversify our funding sources. • There were $471 million of deposits exceeding FDIC insurance limits at the end of Q1 2023. 20% 10% 28% 26% 16% Long-term Borrowings Brokered (Variable) Brokered (Fixed) Retail (MMDA & CD) Retail (HSA & 529) 38% 42% Total Funding = $ 27.3 billion

Confidential and proprietary information. © 2022Sallie Mae Bank. All rights reserved. 10 Year-to- Date 2023 Highlights as of 5/31/2023 P&I Cohort Default Trends • Based on regularly published P&I cohort data updated through May 31, 2023, we believe the portfolio is tracking in line with expected Cumulative Defaults. • Annualized net charge-off rate through May 2023 is 2.38%. April and May performance modestly better than our expectations. • Entry to delinquency rate continues to be lower than 2022 levels and in line with levels experienced in Q1 2023 Consolidation Trends • Year-to-Date consolidations through May 2023 are the lowest they have been since year-to-date through May 2018, representing only 8.3% of loans in P&I repayment. Announced a 2023 second-quarter dividend on common stock of $0.11 per share, to be paid on June 15th, 2023, to stockholders of record at the close of business on June 2nd, 2023. (1) Please see page 20 for a description and explanation of the data and calculations underlying this chart. (2) Data as of May 31, 2023. All loans covered are serviced by Sallie Mae Bank, regardless of whether the loans were included in an ABS trust. (3) Numerator is the Periodic Defaults in each P&I Repayment Vintage. Denominator is the amount of Disbursed Principal for that P&I Repayment Vintage. (4) Most recent data point for any P&I Repayment Vintage is for a partial year.

Simple But Powerful Investment Thesis Attractive Earnings Profile • Consistent earnings expansion is driven by top line growth and efficiency • Sallie Mae is the leader in the private education loan market Manageable Risk • Well-proven and disciplined underwriting model leveraging data and experience through the last recession • Despite headlines on student lending and federal student loan performance, we are well equipped to manage the perceived political risk to our business Disciplined Capital • Core loan product generates very attractive ROEs Allocation • Utilizing a hybrid hold/sell model to create capital that can be used to buy back undervalued stock 11

Clear Strategy to Prove this Investment Thesis Maximize the profitability and growth of our core business 3. Better inform the external narrative about private student lending and Sallie Mae 2. Maximize the value of our brand and attractive customer base 4. Maintain a rigorous and predictable capital allocation and return program to create shareholder value 1. 12 Strategic Imperatives:

13 Maximize the Profitability and Growth of the Core Business Maximize Revenue Manage Unit Costs Drive penetration at all schools Increase market share by fully meeting student funding needs Enhanced risk-adjusted pricing and underwriting Improved marketing, digital, and data capabilities Strong fixed cost discipline Drive towards reducing both the unit cost of servicing and the unit cost of acquisitions Improved third-party vendor cost management

14 Optimize the Value of the Brand and Attractive Client Base What We Do Build products and services that leverage our customer affiliation Ensure products and services are consistent with our core mission and drive customer value We know our customers’ finances, payment patterns and indebtedness We have the relationships and knowledge to assist our customers with their next step: post-graduation plans, jobs, future financial needs We are there for our customers during and after their important transition to adulthood Prioritize partnerships and other capital efficient avenues of growth Look for opportunities to optimize ROI

15 Maintain Rigorous Capital Allocation and Return Program Invest in High ROE Growth • Continue to focus on high-quality Private Education Loan originations, including deeper penetration of graduate school market • Build other sources of revenue and capital in expense-efficient ways Quarterly Common Stock Dividend • Paid $0.11 quarterly common stock dividend in Q1 2023 • Expect to continue to pay dividend, subject to Board approval3,18 Share Repurchase • From January 1, 2020, through March 31, 2023, we repurchased 44% of common shares outstanding at January 1, 2020. • $581 million of capacity remained under our 2022 Share Repurchase Program authorization at March 31, 2023 (which expires in Jan. 2024). • Began repurchasing shares on May 4, 2023, with portion of most recent loan sale proceeds. We allocate capital with discipline Embracing a Hybrid Hold / Sell Loan Model3 • Selling assets to optimize growth in required capital • The expected result is a balance sheet that will remain relatively flat despite loan sales • $2B in Private Education Loan sales completed on May 3, 2023 – enables additional return of excess capital to shareholders

1 Our Approach to ESG Our ESG approach is grounded in our mission and where we can make the most impact: powering confidence in students and families on their unique higher education journey.

Quarterly Financial Highlights

	Q1 2023	Q4 2022	Q1 2022
Income Statement ($ Millions)			
Total interest income	$638	$584	$465
Total interest expense	233	202	90
Net Interest Income	405	381	375
Less: provisions for credit losses	114	297	98
Total non-interest income (loss)	22	(41)	22
Total non-interest expenses	157	140	133
Income tax expense (benefit)	37	(19)	37
Net Income (Loss)	119	(77)	129
Preferred stock dividends	4	3	1
Net income (loss) attributable to common stock	114	(81)	128
Non-GAAP "Core Earnings" adjustments to GAAP[7,12]	-	-	-
Non-GAAP "Core Earnings" net income (loss) attributable to common stock[7,12]	114	(81)	128
Ending Balances ($ Millions)			
Private Education Loans held for investment, net	$20,498	$19,020	$20,586
FFELP Loans held for investment, net	590	607	680
Credit Cards held for investment, net	-	-	25
Deposits	$21,804	$21,448	$21,194
Brokered	10,275	9,877	9,946
Retail and other	11,529	11,571	11,248

	Q1 2023	Q4 2022	Q1 2022
Key Performance Metrics			
Net Interest Margin	5.70%	5.37%	5.29%
Yield—Total Interest-earning assets	8.97%	8.21%	6.56%
Private Education Loans	10.66%	10.12%	8.38%
Credit Cards	12.28%	7.54%	3.95%
Cost of Funds	3.47%	3.00%	1.35%
Return on Assets ("ROA")[8]	1.7%	(1.1%)	1.8%
Non-GAAP "Core Earnings" ROA[9]	1.7%	(1.1%)	1.8%
Return on Common Equity ("ROCE")[10]	30.5%	(18.8%)	27.1%
Non-GAAP "Core Earnings" ROCE[11]	30.5%	(18.8%)	27.1%
Per Common Share			
GAAP diluted earnings (loss) per common share	$0.47	($0.33)	$0.45
Non-GAAP "Core Earnings" diluted earnings (loss) per common share[7,12]	$0.47	($0.33)	$0.46
Average common and common equivalent shares outstanding (millions)	244	245	281

17

18 Sallie Mae vs Federal Student Loans As of 5/2/23 22

19 Non-GAAP “Core Earnings” to GAAP Reconciliation Quarters Ended ($ Thousands except per share amounts) Mar. 31, 2023 Dec. 31, 2022 Mar. 31, 2022 Non-GAAP “Core Earnings” adjustments to GAAP: GAAP net income (loss) $118,518 ($77,043) $128,812 Preferred stock dividends $4,063 $3,466 $1,275 GAAP net income (loss) attributable to SLM Corporation common stock $114,455 ($80,509) $127,537 Adjustments: Net impact of derivative accounting(7) - - $248 Net tax expense(12) - - $60 Total non-GAAP “Core Earnings” adjustments to GAAP - - $188 Non-GAAP “Core Earnings” (loss) attributable to SLM Corporation common stock $114,455 ($80,509) $127,725 GAAP diluted earnings (loss) per common share $0.47 ($0.33) $0.45 Derivative adjustments, net of tax - - $0.01 Non-GAAP “Core Earnings” diluted earnings (loss) per common share $0.47 ($0.33) $0.46

20 Smart Option Loan Program Cohort Default Triangles Terms and calculations used in the cohort default triangles are defined below:  First P&I Repayment Period – The first month during which a borrower is required to make a full principal and interest payment on a loan. This date is static. Once a loan enters P&I repayment, the date is locked in and does not change. This refinement to the methodology was made in 2021 Q2.  P&I Repayment Vintage – The calendar year of a loan’s First P&I Repayment Period.  Disbursed Principal Entering P&I Repayment – The total amount of disbursed loan principal in a P&I Repayment Vintage, excluding any interest capitalization.  Reported Default Data – o For loans that default after their First P&I Repayment Period: Loans enter a particular annual P&I Repayment Vintage at different times during the P&I Repayment Vintage year. Default data is not reported for loans in a particular annual P&I Repayment Vintage until the First P&I Repayment Period has occurred for all loans in that annual P&I Repayment Vintage. Once reporting starts, data reflects defaults that occurred in a particular period through the number of months since December 31 of that annual P&I Repayment Vintage year. For example, in the relevant charts and tables included in this presentation as of March 31, 2023: (i) default data reported for loans in the 2021 P&I Repayment Vintage represents defaults occurring during the first 15 months after a loan’s First P&I Repayment Period regardless of the month in 2021 during which the first full principal and interest payment for that loan became due; and (ii) default data for loans in the 2020 P&I Repayment Vintage represents defaults occurring during the first 27 months after a loan’s First P&I Repayment Period regardless of the month in 2020 during which the first full principal and interest payment for that loan became due. o For loans that default prior to their First P&I Repayment Period: Loans defaulting prior to their First P&I Repayment Period are included in the P&I Repayment Vintage corresponding to the calendar year in which the default occurs, and are aggregated and reported in Year 0 of that P&I Repayment Vintage in the relevant charts and tables. For example: (a) if a loan’s First P&I Repayment Period was scheduled for 2021, but the loan defaulted in 2020, the default amount is reflected in Year 0 of the 2020 P&I Repayment Vintage; and (b) if a loan’s First P&I Repayment Period occurred in 2022, but the loan defaulted in 2021 before that First P&I Repayment Period, the default amount is reflected in Year 0 of the 2021 P&I Repayment Vintage. o For loans that pay off prior to their First P&I Repayment Period: Loans paid off prior to their First P&I Repayment Period are included in the Disbursed Principal Entering P&I Repayment of the P&I Repayment Vintage corresponding to the calendar year in which the payoff occurs.  Periodic Defaults – For any loan in a particular P&I Repayment Vintage, the defaulted principal and interest is reflected in the year corresponding to the number of years since the First P&I Repayment Period for that loan.  Cumulative Defaults – At any time for a particular P&I Repayment Vintage, the cumulative sum of Periodic Defaults for that vintage. o Defaulted principal includes any interest capitalization that occurred prior to default o Defaulted principal is not reduced by any amounts recovered after the loan defaulted o Because the numerator includes capitalized interest while the denominator (i.e., Disbursed Principal Entering P&I Repayment) does not, default rates are higher than they would be if the numerator and denominator both included capitalized interest Note: Historical trends suggested by the cohort default triangles may not be indicative of future performance.

21 Footnotes 1. Source: Enterval CBA Report as of December 2022. Based on Full Market. 2. Based on internal Company statistics. 3. The information on this page constitutes forward-looking statements. See page 2 of this Presentation for a cautionary note regarding forward-looking statements. 4. Source: Total post-secondary education spending is estimated by Sallie Mae determining the full-time equivalents for both graduates and undergraduates and multiplying by the estimated total per person cost of attendance for each school type. In doing so, we utilize information from the U.S. Department of Education, National Center for Education Statistics, Projections of Education Statistics to 2027 (NCES 2020, October 2020), The Integrated Postsecondary Education Data System (IPEDS), College Board -Trends in Student Aid 2022. © 2022 The College Board, www.collegeboard.org, College Board -Trends in Student Pricing 2022. © 2022 The College Board, www.collegeboard.org, National Student Clearinghouse - Term Enrollment Estimates, and Company analysis. 2021 Private Education Loan market assumptions use The College Board-Trends in Student Aid 2021 © 2021 trends and College Board-Trends in Student Aid 2021 © 2021 data. Other sources for these data points also exist publicly and may vary from our computed estimates. NCES, IPEDS, and College Board restate their data annually, which may cause previous reports to vary. We have also recalculated figures in our Company analysis to standardize all costs of attendance to dollars not adjusted for inflation. This has a minimal impact on historically-stated numbers. 5. N/A 6. Represents the higher credit score of the cosigner or the borrower. 7. Derivative Accounting: we provide non-GAAP “Core Earnings” because it is one of several measures management uses to evaluate management performance and allocate corporate resources. Non-GAAP “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-fair value valuations on derivatives that do not qualify for hedge accounting treatment under GAAP but include current period accruals on the derivative instruments. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0. Management believes the Company’s derivatives are effective economic hedges, and, as such, they are a critical element of the Company’s interest rate risk management strategy. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly tilted measures reported by other companies. See page 19 for a reconciliation of GAAP and “Core Earnings.” 8. We calculate and report our Return on Assets (“ROA”) as the ratio of (a) GAAP net income numerator (annualized) to (b) the GAAP total average assets denominator. 9. We calculate and report our non-GAAP “Core Earnings” Return on Assets (“Core Earnings ROA”) as the ratio of (a) non-GAAP “Core Earnings” net income (loss) numerator (annualized) to (b) the GAAP total average assets denominator. 10. We calculate and report our Return on Common Equity (“ROCE”) as the ratio of (a) GAAP net income (loss) attributable to SLM Corporation common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock. 11. We calculate and report our non-GAAP “Core Earnings” Return on Common Equity (“Core Earnings ROCE”) as the ratio of (a) non-GAAP “Core Earnings” net income (loss) attributable to SLM Corporation common stock numerator (annualized) to (b) the net denominator, which consists of GAAP total average equity less total average preferred stock. 12. Non-GAAP “Core Earnings” tax rate is based on the effective tax rate at Sallie Mae Bank where the derivative instruments are held. 13. Originations represent loans that were funded or acquired during the period presented. 14. Source: https://research.collegeboard.org/trends/student-aid 15. Source: National Center for Education Statistics: https://nces.ed.gov/programs/digest/d22/tables/dt22_104.20.asp 16. Source: Federal Reserve Bank: https://www.newyorkfed.org/research/college-labor-market/college-labor-market_wages.html 17. N/A 18. The Company’s expectation and ability to pay a quarterly cash dividend on its common stock in the future will be subject to the determination by, and discretion of, the Company’s Board of Directors, and any determination by the Board will be based on an evaluation of the Company’s earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks and uncertainties. 19. Smart Option loans considered in ‘P&I Repayment’ only if borrowers are subject to full principal and interest payments on the loan. 20. N/A 21. N/A 22. Source: U.S. Department of Education, Office of Federal Student Aid, https://studentaid.ed.gov/sa/types/loans. 23. Statistic considers portfolio Private Education Loans only.